Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated April 28, 2023 in the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333-269833) with respect to the consolidated balance sheets of Healthy Green Group Holding Limited and its subsidiaries (collectively the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for the years ended December 31, 2022 and 2021, and the related notes included herein. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ JP Centurion & Partners PLT

JP Centurion & Partners PLT (PCAOB: 6723)

Kuala Lumpur, Malaysia

August 3, 2023